NORTH VALLEY
                                    BANCORP

North Valley Bancorp Announces New Stock Repurchase Program

August 27, 2001 - REDDING, CA - Mike Cushman, President and CEO of North Valley Bancorp (NASDAQ: NOVB), a multi-bank holding company with $559 million in assets, today announced that the Board of Directors has authorized a third common stock repurchase program this year. The program calls for the repurchase of up to 5% of the Company's outstanding shares, or approximately 250,000 shares, based on approximately 5,000,000 shares outstanding as of this date.

         The repurchases will be made from time to time by the Company in the open market as conditions allow. All such transactions will be structured to comply with Securities and Exchange Commission Rule 10b-18 and all shares repurchased under this program will be retired. The number, price and timing of the repurchases shall be at the Company's sole discretion and the program may be re-evaluated depending on market conditions, liquidity needs or other factors. The Board of Directors, based on such re-evaluations, may suspend, terminate, modify or cancel the program at any time without notice.

         On May 31, 2001, the Company announced a stock repurchase plan that called for the repurchase of up to 7% of the Company's outstanding common stock. As indicated in the Company's earnings release dated July 18, 2001, the Company was successful in repurchasing 408,000 shares in the open market for total consideration of $6.0 million.

         On July 19, 2001, the Company announced a second stock repurchase plan that called for the repurchase of up to 8% of the Company's outstanding common stock. The Company was successful in repurchasing 433,000 shares in the open market for total consideration of approximately $6.2 million.

         The Company has authorized this repurchase because the Board of Directors believes that at the current price of the stock the most effective investment of the Company's excess capital for the benefit of the shareholders is the repurchase of the Company's common stock. "After analyzing the results of our last two repurchase programs, the Board of Directors determined that the Company still had adequate capital for anticipated growth in the balance sheet and the ability to invest an additional amount in the repurchase of our common stock", stated Mr. Cushman.

         North Valley Bancorp, the parent company of North Valley Bank and Six Rivers National Bank operates eighteen full-service branch offices in five counties of Northern California. The Company's subsidiary banks offer a full complement of lending activities including consumer, commercial and real estate loans, with particular emphasis on short and medium term loans and installment loans through the Dealer Finance Division. North Valley Bank has SBA Preferred Lender status, and both Banks provide investment services to their customers through an affiliated relationship.

Cautionary Statement: This release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those stated herein. Management's assumptions and projections are based on their anticipation of future events and actual performance may differ materially from those projected. Risks and uncertainties which could impact future financial performance include, among others, (a) competitive pressures in the banking industry; (b) changes in the interest rate environment; (c) general economic conditions, either nationally, regionally or locally, including fluctuations in real estate values; (d) changes in the regulatory environment; (e) changes in business conditions or the securities markets and inflation; and (f) possible shortages of gas and electricity at utility companies operating in the State of California. Therefore, the information set forth herein, together with other information contained in the periodic reports filed by the Company with the Securities and Exchange Commission, should be carefully considered when evaluating the business prospects of the Company. North Valley Bancorp undertakes no obligation to update any forward-looking statements contained in this release.

For further information contact:
Michael J. Cushman
President & Chief Executive Officer       or
Edward J. Czajka
Executive Vice President & Chief Financial Officer
(530) 226-2900    Fax: (530) 221-4877

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